Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of September 10, 2001, by and between NETLOJIX COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and JAMES P. PISANI ("Executive").

RECITALS

A.

Executive has been employed by the Company for many years and has served as its President, Chief Operating Officer and Secretary since February 1998.  During Executive's tenure, he has substantially improved the business and operations of the Company.

B.

The Company and Executive desire to enter into this Agreement to assure the Company of the continuing and exclusive services of Executive and to set forth the rights and duties of the parties hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the parties hereto agree as follows:

1.

EMPLOYMENT

1.1

Position and Duties.  During the term hereof, the Company hereby employs Executive, and Executive hereby accepts employment, as the President, Chief Operating Officer and Secretary of the Company.  Executive's primary duties will be to oversee the overall business and operations of the Company and its affiliates, in accordance with the policies established by the Company's Board of Directors (the "Board").  Executive will also perform those duties and possess those powers customarily performed and possessed by the President, Chief Operating Officer and Secretary, including general executive duties and other powers and duties assigned by law, regulations or practice to such offices, or otherwise imposed by the policies or Bylaws of the Company.  Executive will faithfully perform his duties to the best of his ability in accordance with the reasonable directions of the Company as given through the Board.

            1.2       Full Time and Loyalty.  Executive will devote his full business time, ability, attention and loyalty to the business of the Company during the term of this Agreement, and will not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization for compensation without the prior written consent of the Company.  The Company hereby acknowledges and consents to Executive's investment in and provision of services to the entities identified on Exhibit A hereto. Executive will not be interested, directly or indirectly, in any form, whether as an employee, officer, director, shareholder, partner, investor, or in any other form or capacity, in any business or enterprise  which is competitive with the business of the Company.  Nothing contained herein shall limit Executive's ability as an investor to hold and make investments in securities of any corporation that is registered on a national securities exchange or actively traded in a generally recognized over-the-counter market, provided his equity interest therein does not exceed 1% of the outstanding shares or interests in such corporation.

1.3

Place of Employment.  Unless the parties agree otherwise in writing, during the term of this Agreement, Executive shall perform the services required by this Agreement at the Company's offices located in, or within 25 miles of, Santa Barbara, California; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations on the Company's business, as reasonably necessary.  Executive shall not be required to relocate his principal residence from Santa Barbara, California.

1.4

Facilities.  The Company shall provide Executive with an office, computer, secretarial or technical help, and such other facilities, equipment, supplies and services as are reasonably required for his position and adequate for the performance of his duties.

2.

TERM

Unless earlier terminated by either party as hereinafter provided in Section 8, the term of Executive's employment by the Company pursuant to this Agreement shall be for a period of three (3) years and shall be deemed to have commenced on April 1, 2001 (the "Effective Date").  On each anniversary of the Effective Date, the term of this Agreement shall automatically be extended for an additional one (1) year unless, on or before such anniversary, the Company gives notice in writing to Executive that the term shall not be so extended.  By way of illustration, on the first anniversary of the Effective Date on April 1, 2002, the term of this Agreement shall automatically be extended for an additional one (1) year ending April 1, 2005, unless the Company gives written notice to Executive on or before April 1, 2002, that the term shall not be so extended, in which case the term shall end on April 1, 2004.

3.

COMPENSATION; FRINGE BENEFITS

3.1

Base Salary.  The Company shall pay Executive a base salary during the term of this Agreement at the rate of $248,500 per year.  Executive's base salary shall be paid on a bi-weekly or semi-monthly basis in accordance with the Company's payroll practices established from time to time.  Executive's base salary shall increase by a minimum of three percent (3%) on each anniversary of the Effective Date.  Executive may receive such other increases in his salary in addition to those set forth above as the Board may approve from time to time.

3.2

Bonus Compensation.  In addition to the base salary, Executive shall be entitled to receive bonuses based on the financial performance of the Company as set forth in Exhibit B hereto.

3.3

Paid Vacation Leave.  Executive shall be entitled to annual vacation leave in accordance with the Company's vacation policy as in effect from time to time, during which vacation leave his salary shall be paid in full.

            3.4        Other Fringe Benefits.  During the employment term, Executive shall be eligible to participate on the same basis as other management employees of the Company in (i) any group health, life or disability insurance plans, and (ii) any retirement, pension or profit-sharing plans, maintained by the Company for the benefit of its employees.  In addition, Executive shall be entitled to receive such other benefits as are accorded to employees of the Company from time to time by the Company.

3.5

Stock Options.  Executive shall be awarded stock options to purchase a total of 400,000 shares of the Company's common stock pursuant to the Company's 1998 Stock Incentive Plan, as amended (the "Plan").  Such options shall be incentive stock options to the extent permitted by the Internal Revenue Code of 1986, as amended. This option grant shall be evidenced by an Incentive Stock Option Agreement in the form attached hereto as Exhibit C.

3.6

Restricted Stock.  Executive shall be awarded 100,000 shares of restricted stock pursuant to the Plan.  This restricted stock grant shall be evidenced by an Restricted Stock Agreement in the form attached hereto as Exhibit D.

3.7

Taxes.  Compensation paid to Executive under this Section 3 shall be subject to deductions as required or permitted by federal or state law, including withholding for federal and state tax purposes.  All payments received hereunder by Executive shall be reported on his federal and state tax returns as compensation for employment in a manner consistent with this Agreement.

4.

EXPENSES

During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel while on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  The Company agrees to indemnify Executive, as an officer and director of the Company, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and by the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof.

5.

COMPLIANCE WITH POLICIES OF THE COMPANY

Except as otherwise provided in this Agreement, Executive shall be subject to and shall comply with all policies and procedures of the Company which are applicable to the Company's employees generally.  Such policies shall include, without limitation, the Company's insider trading policy and those policies contained in any employee handbook adopted by the Company, as the same may be modified from time to time.

6.

CONFIDENTIAL INFORMATION AND RESTRICTIONS

6.1

Confidential Information.  Executive acknowledges that he will have access to confidential information of the Company and its affiliates including, without limitation, information with respect to (i) customer and vendor identities, preferences and specifications, (ii) the past, present and future confidential business relationships, business opportunities and business plans of the Company and its affiliates, and (iii) the historical financial information, financial projections and strategic plans of the Company and its affiliates (collectively, the "Confidential Information").  Executive acknowledges and agrees that the Confidential Information constitutes trade secrets of the Company.

            6.2       Agreement Not to Disclose or Use.  Executive shall, at all times during the term hereof and thereafter, hold in strict confidence and not disclose to any person or entity without the express prior authorization of the Company, any and all Confidential Information of the Company.  Executive agrees that, other than as required in the course of his employment by the Company,  he will not at any time (including after termination of his employment hereunder) make use of any of the above, or use such information for his own benefit or to the detriment of the Company.  Upon termination of his employment, Executive shall deliver to the Company all documents, records, notebooks, work papers, and all similar repositories containing any information concerning the Company, whether prepared by Executive, the Company or anyone else.

6.3

Incorporation of Other Agreements.  This Agreement will further incorporate any and all provisions with respect to confidentiality, trade secrets and data to which Company may be required to cause its employees to agree under the terms and provisions of any contract entered into by the Company with any third party.

6.4

No Solicitation of Employees.  Executive further agrees that during the term hereof and for a period of twelve (12) months thereafter, he will not, directly or indirectly, for himself, or as agent, or on behalf of or in conjunction with any other person, firm, partnership, corporation or other entity, other than the Company, solicit or induce any employee of the Company or its affiliates to leave such employment or cause anyone else to do so.

7.

ASSIGNMENT

Executive shall not have any right to delegate or transfer any duty or obligation to be performed by him hereunder to any third party, nor to assign or transfer the right, if any, to receive payments hereunder.  The Company's rights hereunder may be assigned to any successor to the business of the Company on condition that the assignee agree in writing to assume all of the obligations of the Company hereunder.

8.

TERMINATION

8.1

Termination Events.  The employment of Executive hereunder, but not the covenants contained in Section 6, may be terminated at any time:

8.1.1

By mutual agreement;

8.1.2

By the Company if Executive dies or becomes physically or mentally disabled (the term "disabled" as used herein shall mean any mental or physical illness or disability that renders Executive unable to perform the essential functions of his position hereunder, after reasonable accommodation of such disability by the Company);

8.1.3

By the Company, for cause, if (1) Executive has committed any material act of dishonesty, fraud or willful misrepresentation or any similar act involving moral turpitude; (2) Executive has been convicted of a felony; (3) Executive is determined to have breached a material representation of Executive contained in this Agreement; or (4) Executive is in default in the performance of Executive's material obligations, services or duties hereunder, and fails to cure such default within fifteen (15) days after receiving written notice from the Company detailing such default;

                       8.1.4                 By the Company, without cause, at any time during the term of this Agreement upon fifteen (15) days prior written notice to Executive;

8.1.5

By Executive if the Company is in default of its material obligations or duties hereunder and fails to cure such default within fifteen (15) days after receiving written notice from Executive detailing such default;  or

8.1.6

By Executive, without cause, at any time during the term of this Agreement upon one hundred and twenty (120) days prior written notice to the Company.

8.2

Effect on Compensation.

8.2.1

Except as specifically set forth in this Section, in the event of any termination under Section 8.1, Executive (or, in the event of Executive's death, his estate) shall be entitled to receive compensation accrued and payable to him as of the date of termination or death, and all other amounts payable and other benefits hereunder shall thereupon cease.

8.2.2

If Executive's employment is terminated pursuant to Sections 8.1.4 or 8.1.5, then Executive shall be entitled to continue to receive payment of his base salary under Section 3.1 for a period of eighteen (18) months after the date of termination.  In addition, Executive shall be entitled to receive a bonus under Section 3.2 relating to the year of termination (to the extent the Company's performance for that year requires payment of such a bonus), with the amount of such bonus to be prorated based on the date of Executive's termination.  The Company, at its option, may elect to satisfy this obligation by the lump sum payment to Executive of an amount equal to the net present value of such salary and bonus payments, using as the discount rate the then-current bank prime rate (as published in the Western edition of the Wall Street Journal).  The Company shall also provide or pay for the continuation or replacement of any group health, life or disability insurance coverage contemplated by Section 3.4 for a period of eighteen (18) months after the date of termination.

8.2.3

Amounts payable to Executive under Section 8.2.2, if any, shall be subject to applicable tax withholding and other deductions.  The Company's obligations under Section 8.2.2, if any, shall immediately terminate in the event of a violation by Executive of his obligations under Section 6 hereof.

8.2.4

The parties agree that the compensation contemplated by this Section 8.2 shall be in full consideration of any and all claims whatsoever that Executive might have against the Company with respect to the employment of Executive or the termination thereof, whether under this Agreement, or otherwise under law.  If requested by the Company, Executive will execute and deliver a full and binding legal release of the Company in exchange for the payment of such compensation.

8.3

Special Termination Upon Change in Control.

8.3.1

For the purposes of this Section 8.3, the term "Change in Control" shall have the meaning set forth in the Plan.

8.3.2                In the event of a Change in Control, Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days prior written notice to the Company; provided, however, that unless Executive delivers such written notice to the Company within sixty (60) days after the closing or completion of the Change in Control, this right shall expire.  The covenants contained in Section 6 shall remain in effect notwithstanding such termination.

8.3.3

If Executive exercises the right to terminate his employment pursuant to Section 8.3.2, the Company shall pay Executive an amount equal to the total of (i) one year of his then annual base salary, plus (ii) any bonus he would be entitled to receive from the Company for the then-current fiscal year, if the Company meets the requisite performance goals, with the amount of such bonus to be prorated based on the date of Executive's termination, plus (iii) one year of the then-applicable premiums payable for Executive with respect to any group health, life or disability insurance plans of the Company in which Executive is a participant at the time of termination.  This amount shall be payable to Executive in equal bi-monthly installments over the twelve (12) months following the effective date of termination (using a reasonable estimate for the bonus component) and shall be subject to applicable tax withholding and other deductions.

8.3.4

Any provision in this Agreement to the contrary notwithstanding, in no event will Executive receive a payment which would trigger the excise taxes and disallowance of deductions contemplated by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code").  In the event that any amount calculated hereunder would result in such a payment, such amount shall be reduced to the largest amount that would not result in such a payment.  This reduction shall apply to any and all compensation, including compensation pursuant to stock option grants governed by separate agreement between the Company and Executive.  If, at the time of any such payment, no stock of the Company is readily tradable on an established securities market or otherwise, then the Company agrees to use its best efforts to cause such payment to meet the exemption set forth in Sections 280G(b)(5)(A)(ii) and (B) of the Code, so that no reduction will be required hereunder.

9.

REPRESENTATIONS AND WARRANTIES OF EXECUTIVE

            Executive represents and warrants that: there are no agreements or arrangements, whether written or oral, that would be breached by Executive upon execution of this Agreement or that would impair or prevent Executive from rendering exclusive services to the Company during the term hereof; Executive has not made and will not make any commitment or do any act in conflict with this Agreement; no person shall have a cause of action against the Company or Executive by reason of the execution or performance of this Agreement by the Company or Executive.  The parties agree that the foregoing are material representations of Executive.

10.

GENERAL PROVISIONS

10.1

Amendments; Waivers.  This Agreement may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

10.2

Entire Agreement.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

10.3

Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State.

10.4

Arbitration.  Any controversy, dispute and/or claim arising out of, relating to or having any relationship or connection whatsoever with employment with the Company or termination of such employment, whether based in tort, contract, statutory or equitable law, or otherwise, shall be resolved by final and binding arbitration.  The arbitration shall be conducted by a single neutral arbitrator and shall take place in Santa Barbara, California.  The arbitrator shall be selected by mutual agreement of the Company and Executive.  If the Company and Executive are not able to agree, either or both of them shall petition the Santa Barbara Superior Court for the appointment of an arbitrator, and such appointment shall be binding upon them.  The arbitration shall be conducted in accordance with California Code of Civil Procedure Section 1282.2.  Discovery may be had upon application to the arbitrator, who shall allow such discovery as he/she may determine is reasonably necessary to enable each party to vindicate their claims and shall have the power to enforce his/her discovery orders by such means as he/she deems appropriate.  The arbitrator shall issue a written, reasoned decision that reveals the essential findings and conclusions on which the award is based.  The arbitrator shall have the power to award any remedy authorized by the laws related to the claims asserted in the arbitration, including reasonable attorneys' fees and costs if authorized by such laws.  Judgment on the award rendered by the arbitrator may be entered in the Santa Barbara Superior Court.  The Company shall pay the administrative fees and arbitrator's fees incurred in any such arbitration. All documents submitted as part of any arbitration that contain or reference any Confidential Information shall be treated as though filed under seal in a court of law; accordingly such documents shall be (i) submitted confidentially, (ii) kept confidential by the parties hereto and the arbitrator, and (iii) returned to the submitting party promptly after the arbitration award becomes final.  THE COMPANY AND EXECUTIVE UNDERSTAND THAT BY AGREEING TO BINDING ARBITRATION, EACH IS EXPRESSLY WAIVING THE RIGHT TO SUE IN COURT AND THE RIGHT TO A JURY TRIAL TO WHICH THEY MAY OTHERWISE BE ENTITLED BY LAW.

            10.5     Receipt of Agreement.  Each of the parties hereto acknowledges that he or it has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

10.6

Notices.  Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to Executive, addressed to Executive at the last residence address of Executive as shown in the records of the Company, and if to the Company, addressed to the Board at the principal office of the Company.

10.7

Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect.

10.8

Interpretation.  The Company and Executive agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Santa Barbara, California, as of the date first above written.

NETLOJIX COMMUNICATIONS, INC., a

Delaware corporation

By: /s/ ANTHONY E. PAPA
                 Anthony E. Papa,

Chief Executive Officer

EXECUTIVE

/s/ JAMES P. PISANI

 James P. Pisani

EXHIBIT A

OUTSIDE SERVICES

Next2 Partners, LLC

ETC Travel Partners, LLC

Surtreat West, LLC

EXHIBIT B

BONUSES

Bonus with respect to financial performance of the Company for the last three quarters of the fiscal year ending December 31, 2001.

Maximum amount of bonus:  $186,375.

Financial performance objectives:  Set forth on the Statement of Quarterly Objectives 2001 attached as the following page. Where multiple objectives are shown, such Statement reflects the relative weighting of each objective.

Payment of bonus:  Initial payments shall be made on a quarterly basis, no later than 45 days after the end of the quarter.  The maximum quarterly bonus payment would be $43,487.50 (70% of one quarter of the maximum annual amount), if 100% of the quarterly objectives are achieved. Similarly, the quarterly bonus payment would be $21,743.75 if objectives accounting for only 50% of the total weighting were achieved.  No later than ninety days after the end of fiscal year 2001, the Company will pay executive a true-up bonus payment in the maximum amount of $55,912.50 (30% of the maximum annual amount).  This true-up bonus payment shall be reduced proportionately by the weighted share of any quarterly objective not achieved.

Bonus with respect to financial performance of the Company for subsequent fiscal years.

Maximum amount of bonus:  $248,500 as increased pursuant to Section 3.1.

Financial performance objectives:  To be negotiated in good faith by the parties consistent with the objectives set forth for 2001 and approved by the Board.

Payment of bonus:  Same method as for 2001 bonus, except that quarterly payments are made at 80% of one quarter of the maximum annual amount if 100% of the quarterly objectives are achieved, and the true-up payment amount reflects 20% of the maximum annual amount.

NetLojix Executive Bonus Schedule
Quarterly Objectives 2001

James P. Pisani - President & COO

Q2 - Ending June 30, 2001

  Achievement of Financial Budget EBITDA - 50%

  Completion of the SB Data Center - 25%

  Completion of Service Contract Overhaul and Standardization - 25%

Q3 - Ending September 30, 2001

  Achievement of Financial Budget EBITDA - 50%

  Implementation of New Help Desk Operating Plan - 25%

  Reorganization of IT Services Division - 25%

Q4 - Ending December 31, 2001

  Achievement of Financial Budget EBITDA - 50%

  Completion and Launch of SiteLojix Management Platform - 25%

  Support Magic Customer Management System Implementation Completion - 25%